Exhibit 99

January 2, 2020	Contact:	Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Acquires Healthcare Packaging and Medical Device Thermoformer

HARTSVILLE, S.C., U.S. – Sonoco (NYSE: SON), one of the most sustainable, diversified global packaging companies, today announced it has completed the acquisition of Thermoform Engineered Quality, LLC, and Plastique Holdings, LTD, (together TEQ), a global manufacturer of thermoformed packaging serving healthcare, medical device and consumer markets, from ESCO Technologies, Inc. (NYSE: ESE) for $187 million in cash.

TEQ, headquartered in Huntley, IL, produced sales of $87 million in the fiscal year ended September 30, 2019, and operates three thermoforming and extrusion facilities in the United States along with a thermoforming operation in the United Kingdom, and thermoforming and molded-fiber manufacturing in Poland. Each facility has state-of-the-art cleanroom capabilities enabling the production of sterile, barrier packaging systems for pharmaceuticals and medical devices. In addition, TEQ produces recyclable, molded-pulp-fiber packaging and thermoformed plastic packaging for multiple consumer products primarily in Europe. The company has approximately 500 associates.

“The fast-growing healthcare packaging space is a key area of growth for Sonoco and with the addition of TEQ we now have a suite of products and services available to become a much larger supplier to healthcare and medical device manufacturers,” said Rob Tiede, Sonoco President and CEO. “Entering 2020, Sonoco Healthcare Packaging group now includes TEQ’s broad capabilities, along with our best-in-class ThermoSafe™ temperature-assured pharmaceutical packaging; injection-molded vials, multi-cell cuvettes and appliances; thermoformed trays for medical devices and OTC medical products; and our Alloyd heat-sealing equipment for commercial medical applications.”

Sonoco funded the TEQ transaction using short-term credit facilities and it is expected to be accretive to Sonoco’s 2020 earnings. TEQ President Randy Loga and his leadership team will remain with Sonoco and TEQ’s financial results will be reported within Sonoco’s Consumer Packaging segment.

About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in approximately 300 operations in 36 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies for 2019 as well as Barron’s 100 Most Sustainable Companies. For more information, visit www.sonoco.com.

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